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                                                                      EXHIBIT 99
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                            ALLIANCE IMAGING, INC.

                                 NEWS RELEASE


ALLIANCE IMAGING, INC.                             THE FINANCIAL RELATIONS BOARD
Terrence M. White                             Karen Taylor - General Information
Senior Vice President                             Moira Conlan - Analyst Contact
(714) 688-7100                                      Steve Seiler - Media Contact
www.allianceimaging.com                                           (310) 442-0599



                  ALLIANCE IMAGING SIGNS AGREEMENT TO ACQUIRE
                            MOBILE TECHNOLOGY INC.


        ANAHEIM, CA (January 13, 1998) - ALLIANCE IMAGING, INC. (NASDAQ:SCAN), the nation's largest provider of hospital-based fixed-site and mobile magnetic resonance imaging (MRI) and computed tomography (CT) services, announced that a subsidiary of Alliance has entered into a definitive agreement to acquire Mobile Technology Inc. (MTI), another nationwide provider of diagnostic imaging services. After the completion of the MTI transaction, Alliance will operate over 180 MRI systems nationwide, and provide several other outsourced healthcare services, including CT, nuclear medicine and lithotripsy.

        Alliance has agreed to acquire MTI in a transaction valued at approximately $100 million (including assumption of indebtedness). Alliance intends to finance the cash portion of the transaction with bank financing. The transaction will be subject to customary conditions and necessary regulatory approvals, and is expected to close by the end of February 1998. Further terms of the agreement were not disclosed.

        Alliance Imaging, Inc., an affiliate of Apollo Management, L.P., is a leading provider of comprehensive diagnostic imaging services to hospitals and other healthcare providers. Services are provided on either a mobile, shared-user basis or on a full-time single-user basis. Apollo completed the recapitalization of Alliance on December 18, 1997 in a transaction valued at approximately $264 million.


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             1065 PacifiCenter Drive, Suite 200, Anaheim CA 92806
                        (714) 688-7100 . FAX (714) 688-3388